EXHIBIT 10.1
REDACTED COPY

PATENT AND TECHNOLOGY LICENSE AGREEMENT

This Patent and Technology License Agreement (“Agreement”), effective as of the 12th  day of July, 2012 (the “Effective Date”), is by and between Quick-Med Technologies, Inc., a Nevada corporation having offices at 902 NW 4 Street, Gainesville, Florida 32601 (“QMT”) and Derma Sciences, Inc., a Pennsylvania corporation having offices at 214 Carnegie Center, Suite 300, Princeton, New Jersey 08540 (“DERMA”) (each singularly a “Party” and collectively the “Parties”).

WHEREAS, QMT owns or controls certain Patent Rights and Technology (as such terms are defined below) relating to its proprietary Nimbus® technology and has the right to grant licenses under such Patent Rights and Technology; and

WHEAREAS, QMT has previously licensed the Patent Rights and Technology to DERMA on an exclusive basis within the United States and Canada pursuant to an Agreement dated March 23, 2007, as amended (the “Prior Agreement”); and

WHEREAS, QMT has now agreed to license the Patent Rights and Technology to DERMA on an exclusive basis in the Field and Territory (as defined below) on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. Definitions.

The following terms, whether used in the singular or the plural, shall have the following meanings for purposes of this Agreement:

1.1 “Affiliate” means any corporation, firm, partnership or other entity, which controls, is controlled by or is under common control with a Party.  For purposes of this Section 1.1, “control” means direct or indirect ownership of more than fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors thereof or the ability to otherwise control the management of the corporation, firm, partnership or other entity.

1.2 “Commercialization” or “Commercialize”  means all activities directed towards obtaining pricing and Reimbursement Approvals, manufacturing, marketing, promoting, distributing, importing, offering for sale or selling a Product.

1.3  “Composition and Process” means QMT’s confidential and proprietary composition and process for the bonding of certain Materials to substrates usable on Products.

1.4 “Confidential Information” has the meaning set forth in Section 10.1 hereof.  For purposes of clarification, the Technology shall be deemed to be Confidential Information of QMT.

1.5 “Contract Year” means the twelve (12) month period beginning on the Effective Date and ending on the first anniversary thereof, and each consecutive 12-month period thereafter during the Term.

1.6  “DERMA Invention” has the meaning set forth in Section 12.2(b) hereof.

1.7  “DERMA Marks” has the meaning set forth in Section 12.6 hereof.

  ***** This material has been omitted pusrsuant to a request for a confidential treatment and filed separately with the Securities and Exchange Commission.

1.8  “Designee” shall mean a corporation or other entity that is employed by, under contract to, or in partnership with DERMA or an Affiliate thereof, to make, use, sell, promote, distribute, market, import, or export Products in the Territory, including any sublicensee.

1.9 “Disclosing Party” has the meaning set forth in Section 10.1 hereof.

1.10 “Event” has the meaning set forth in Section 3.1 hereof.

1.11  “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.12 “Field” means Traditional Wound Care Products sold to the institutional market, and products sold to the veterinary and dental institutional market except for (i) mouth cotton and (ii) the Biosara 100% rayon products for sale to the sport medicine and institutional market. For the avoidance of doubt, the Field excludes sales to the OTC/retail market.

1.13 “First Commercial Sale” shall mean the first sale for use or consumption by the general public in a particular country or region.

1.14 “Improvements” means know-how, technical information, inventions, developments, discoveries, software, methods, techniques, procedures, formulae, data (including without limitation clinical data), processes and other proprietary ideas, whether or not patentable or copyrightable, that are conceived, discovered, developed, or reduced to practice during the Term by or on behalf of QMT, DERMA and/or their respective Affiliates, and which are useful for or useable in the practice of the Patent Rights and Technology.

1.15 “Indemnitees” has the meaning set forth in Section 9.1 hereof.

1.16 “Know-how” means the tangible and intangible information, including, without limitation, data, results, formula, designs, specifications, methods, processes, techniques, ideas, discoveries, technical information, process information, clinical information and other information which is owned or controlled (with the right to sublicense) by QMT as of the Effective Date.

1.17 “Materials” means the chemical components, which are listed on Exhibit B hereto, as modified by any Improvements thereto to the extent such modification is part of the Composition and Process as agreed by the parties hereto.

1.18 “Minimum Sales Requirement” shall have the meaning set forth in Section 11.3 hereof.

1.19 “Net Sales” means  the gross amounts invoiced by DERMA or its Affiliates or Designees, if any, for sales of the Products to any third party, less deductions with respect to:  (a) normal trade, cash and quantity discounts, including charge backs; (b) credits, allowances or adjustments, including amounts allowed for returned or defective Products; (c) insurance and transportation charges; (d) custom duties, value added taxes (VAT), sales taxes or other governmental charges paid in connection with such sales (but excluding any taxes on the income of QMT); and (e) rebates or reimbursements actually granted by DERMA, or its affiliates  to managed health care organizations, federal, state, or local governments (or their agencies), including Medicaid rebates; with each of the deductions determined in accordance with US GAAP consistently applied.

1.20           “Non-Severable Improvements” means Improvements that fall within the scope of a claim of any of the Patent Rights.

1.21 “Patent Rights” mean the patents, patent applications, patent extensions, certificates of invention, or applications for certificates of invention, together with any divisions, continuations or continuations-in-part thereof, which are owned or controlled by, or licensed (with the right to sublicense) to QMT which are listed in Exhibit A hereto or which relate to any Improvements developed after the date hereof.

 ***** This material has been omitted pusrsuant to a request for a confidential treatment and filed separately with the Securities and Exchange Commission.

1.22 “Products” means all products in the Field that are covered by, derived from, or manufactured using or incorporating, or otherwise use or contain the QMT Intellectual Property, including the existing Products currently being marketed and sold by DERMA and any additional products in the Field developed after the date hereof.

1.23 “QMT Intellectual Property” means collectively the Technology, Patent Rights and Improvements.

1.24 “QMT Marks” has the meaning set forth in Section 12.6 hereof.

1.25 “Recipient” has the meaning set forth in Section 10.1 hereof.

1.26 “Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the marketing and sale of the Product in the Field in a country in the Territory, excluding separate pricing and/or Reimbursement Approvals that may be required, and including the expansion or modification of the label in the Field.

1.27  “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing and sale of a pharmaceutical product in a country, including the FDA in the United States and Health Canada in Canada.

1.28 “Reimbursement Approval” shall mean such governmental and other approvals in the Territory for a buyer to claim reimbursement at any level for the purchase of the Products from private or public health organizations, including all pricing approvals.

1.29 “Royalty” has the meaning set forth in Section 3.2 hereof.

1.30 “Sell-Off Period” has the meaning set forth in Section 11.7(a) hereof.

1.31   “Severable Improvements” means Improvements that do not fall within the scope of a claim of any of the Patent Rights;

1.32 “Technology” means the Materials and Know-how.

1.33 “Term” has the meaning set forth in Section 11.1 hereof.

1.34 “Territory” means the entire world with the exception of India.

1.35 “Third Party” means any entity other than a Party to this Agreement or their respective Affiliates.

1.36 “Traditional Wound Care Products” means all wound care products based on traditional materials. Traditional materials shall include without limitation cotton, polyester, viscose, acetate, other cellulosic and non-cellulosic fibers, and rayon blends (but not 100% rayon).  For the absence of doubt, films, alginates, hydrocolloids, foams, and hydrogels are not Traditional Wound Care Products.

  ***** This material has been omitted pusrsuant to a request for a confidential treatment and filed separately with the Securities and Exchange Commission.

2. License.

2.1 Grant.  Subject to the terms and conditions of this Agreement, QMT hereby grants to DERMA and its Affiliates during the Term an exclusive, royalty-bearing right and license, with the right to grant sublicenses, under the QMT Intellectual Property to make, use, sell, and offer for sale Products within the Field in the Territory.

2.2 Transfer of Know-how.  QMT has disclosed the Know-how to DERMA in connection with the Prior Agreement and shall disclose any further Know-how developed during the Term hereof to DERMA solely for purposes of DERMA’s research, development and manufacture of Products during the Term.  DERMA agrees that such Know-how is QMT’s Confidential Information and shall treat such Confidential Information in accordance with Section 10 hereof.

2.3 Governmental Rights; University of Florida.  All rights and licenses granted by QMT under this Agreement are subject to (i) any limitations imposed by the terms of any government grant, government contract or government cooperative agreement applicable to the QMT Intellectual Property that is the subject of this Agreement, and/or (ii) applicable requirements of 35 U.S.C. Sections 200 et seq., as amended, and implementing regulations and policies.  It is understood that as of the Effective Date, the United States Government (through any of its agencies or otherwise) has not funded research of any of the inventions embodied in the Patent Rights, but it may do so in the future. It is further understood that nothing in 35 U.S.C. Section 204 would prevent Derma Sciences from manufacturing licensed Products in China. Furthermore, certain of the rights granted hereunder are subject to a reservation of rights by the University of Florida and its affiliates to use the Patent Rights for its research and educational purposes and the licenses granted hereunder are expressly made subject to such rights.

2.4 No Other Rights.  Except for the express license granted pursuant to Section 2.1 hereof, no license, express or implied, is granted by either Party to the other Party or its Affiliates under any intellectual property rights owned or controlled by such Party or its Affiliates.

3. Consideration; Royalties.

3.1 Upfront Payment. Upon signing, DERMA will pay QMT a one-time licensing payment of $500,000.  Within ten (10) days of the Effective Date, DERMA shall make to QMT a second one-time licensing payment of $800,000.

3.2 Royalties.  In consideration of the license granted to DERMA pursuant to Section 2.1 hereof, commencing with the Effective Date,  DERMA shall pay to QMT a royalty (“Royalty”) as set forth in the following table on Net Sales for Products sold in the Territory. In the event DERMA is required to pay royalties to any Third Party in order to make, use or sell Products, DERMA’s Royalty obligation to QMT under this Section 3.2 shall not be affected.

Net Sales (Year Basis)	Applicable Royalty Percentage
For Net Sales up to *****	8.5%
For Net Sales between *****	*****
For Net Sales above *****	*****

3.3 Non-Monetary Consideration.  Without the prior written consent of QMT, DERMA and its Designees and Affiliates shall not solicit any material consideration for the commercial sale of any Product other than as will be accurately reflected in Net Sales.  In the event DERMA and/or its Designees or Affiliates receive any consideration for the sale or transfer of any Product other than as will be accurately reflected in Net Sales, QMT and the party accepting such non-cash consideration shall act reasonably and negotiate in good faith an appropriate value for all such non-cash consideration.

 ***** This material has been omitted pusrsuant to a request for a confidential treatment and filed separately with the Securities and Exchange Commission.

3.4 Milestone Payments.  In addition to the Upfront Payment and the Royalties as set forth in 3.1 and 3.2 above, DERMA shall make the following milestone payments to QMT:

Milestone	Consideration
30 days following the first occurrence of four consecutive calendar quarters in which combined quarterly Net Sales has equalled or exceeded ***** (the “First Milestone”).	***** For the avoidance of doubt, this consideration is payable only once.
30 days following the first occurrence of four consecutive calendar quarters (not including any calendar quarter counted towards the achievement of the First Milestone)in which combined quarterly Net Sales has equalled or exceeded *****.
***** For the avoidance of doubt, this consideration is payable only once.
30 days following the first occurrence of four consecutive calendar quarters in which combined quarterly Net Sales has equalled or exceeded ***** (“the Second Milestone”).	***** For the avoidance of doubt, this consideration is payable only once.
30 days following the first four consecutive calendar quarters (not including any calendar quarter counted toward the achievement of the Second Milestone) in which combined quarterly Net Sales has equalled or exceeded ***** (the “Third Milestone”).
***** For the avoidance of doubt, this consideration is payable only once.
30 days following the first occurrence of four consecutive calendar quarters (not including any calendar quarter counted toward the achievement of the Third Milestone) in which combined quarterly Net Sales has equalled or exceeded *****.
***** For the avoidance of doubt, this consideration is payable only once.

4. Payments, Reports and Records.

4.1 First Commercial Sale.  Within thirty (30) days of its occurrence, DERMA shall notify QMT of the date of First Commercial Sale of a Product by DERMA or its Designees or Affiliates to a Third Party end user in each country in the Territory in which Products have not previously been sold.

4.2 Payments.  During the Term, DERMA shall furnish to QMT, within forty-five  (45) days from the last business day of each quarter during each Contract Year, a written report showing the following: (i) number of Products sold; (ii) the Net Sales of all Products sold by DERMA, its Designees and Affiliates during the reporting period listed by country, and qualifying deductions, as defined in Section 1.23 hereof, listed by category of deduction; (iii) the Royalties payable in United States dollars which shall have accrued hereunder in respect of such sales; (iv) withholding taxes, if any, required by law to be deducted in respect of such sales, as applicable; and (v) the exchange rates used in determining the amount of United States dollars, if applicable. All Royalty payments shall be due and payable on the date such report is due.  If no payments are due for any reporting period hereunder, DERMA shall so report.  All reports delivered pursuant to this Section shall constitute the Confidential Information of DERMA and shall be subject to Section 10 hereof.  All payments to QMT under this Agreement shall be made in United States dollars by check payable to “Quick-Med Technologies, Inc.” or, if requested by QMT, by wire transfer to an account designated by QMT.

4.3 Withholding Taxes.  In the event that DERMA is required by applicable law to make deductions or withholdings from royalty payments to QMT hereunder, then DERMA shall be entitled to deduct or withhold any such amounts and the amount of such deduction or withholding shall be credited against the royalties otherwise payable to QMT.

4.4 Exchange Rates.  If DERMA receives revenues from the sale of Products in currency other than United States dollars, revenues shall be converted to United States dollars using a conversion rate for foreign currency calculated by averaging the conversion rates of such foreign currency on the last business day of each month within the applicable quarter as published in the eastern edition of The Wall Street Journal.  Royalty Reports shall show sales both in the local currency and US dollars, with the exchange rate used clearly stated.

 ***** This material has been omitted pusrsuant to a request for a confidential treatment and filed separately with the Securities and Exchange Commission.

4.5 DERMA’s Recordkeeping and Inspection.  DERMA shall, and shall cause its Affiliates and Designees to, keep for at least six (6) years records of all sales of Products in sufficient detail to permit QMT to confirm the accuracy of DERMA’s Royalty payment calculations.  At the request of QMT, no more frequently than once per year, upon at least five (5) business days prior written notice to DERMA and at the expense of QMT (except as otherwise provided below), DERMA shall permit an independent certified public accountant, selected by QMT, to inspect, during regular business hours, any such DERMA, Affiliate or Designee records for the then preceding six (6) years solely to the extent necessary to verify such calculations; provided that such accountant has, in advance, entered into a confidentiality agreement with DERMA (substantially similar to the confidentiality provisions of this Agreement) limiting the disclosure of such information to authorized representatives of the Parties.  Results of any such inspection shall be made available to both Parties.  If such inspection reveals a deficiency in the calculation of Royalties resulting in an underpayment to QMT, DERMA shall promptly pay to QMT such deficient amount and if such underpayment is equal to five percent (5%) or more, DERMA shall pay all costs and expenses of such inspection.  If such inspection reveals a deficiency in the calculation of Royalties resulting in an overpayment to QMT, DERMA may credit such overpayment against future Royalty payments due QMT hereunder.  If, during any Contract Year during the Term, an inspection reveals a deficiency in the calculation of Royalties resulting in an underpayment to QMT by twenty percent (20%) or more, then DERMA shall, at its sole cost and expense, thereafter supply  QMT with annual audits by a mutually agreeable independent auditing firm for each remaining Contract Year during the Term.

5. Development of Products.

5.1 Obligations.

(a) With respect to any new Products that DERMA desires to develop during the Term hereof, DERMA shall notify QMT and the parties shall meet and discuss a product development plan and budget. The sharing of the costs of any Product development shall be negotiated between DERMA and QMT.

(b) With respect to any new Products, DERMA will have full responsibility for seeking and obtaining Regulatory Approval and Reimbursement Approval for the Commercialization of such new Products in the Field in the Territory.  DERMA shall provide to QMT periodic written development status reports describing, in reasonable detail, the efforts undertaken for, and the status of development of, the new Products by DERMA.  Such status reports shall also summarize the clinical trials, Regulatory Filings, applications and Regulatory Approvals with respect to any new Products that DERMA has made, sought or obtained.  If DERMA elects to stop or abandon, either permanently or temporarily, the development, Regulatory Approval or Commercialization of such New Products, DERMA shall promptly notify QMT of such decision.

(c) DERMA agrees that it shall Commercialize and achieve the First Commercial Sale of Product in countries in the following regions by the following dates:

i.	Europe - ***** from the Effective Date;

ii.	Asia, the Middle East and Central and South America -- ***** from the Effective Date.

(d) If Derma does not Commercialize and achieve the First Commercial Sale of Product in any country within a  region by the date set forth for that region above, then QMT may, at its option and as its sole remedy, by notice to DERMA in writing either;

i.	convert the rights granted to DERMA in Section 2.1 to non-exclusive rights in that country or

ii.	terminate the rights granted to DERMA in Section 2.1 in that country, in which case the term “Territory” as used herein shall be deemed to not include such country.

(e) If DERMA desires to develop a non-Traditional Wound Care Product utilizing the QMT Technology and Patent Rights, it shall notify QMT. The expansion of the Field to permit any such product to be included as a Product as defined this Agreement shall be subject to the further agreement of QMT, which QMT agrees to discuss with DERMA and consider in good faith.

5.2 Advertising and Promotional Materials.  DERMA shall develop relevant written sales, promotion and advertising materials relating to the Products (“Promotional Materials”) consistent with its standard operating procedures, for use in the Territory and compliant with all applicable laws and the provisions of the applicable Regulatory Approvals. DERMA will supply copies of same at QMT’s request.   Subject to any limitations imposed by applicable law, all such Promotional Materials and all documentary information and oral presentations (where practicable) regarding the marketing and promotion of the Products in the Territory shall acknowledge the Parties’ license arrangement and shall display the QMT names and logos in accordance with Exhibit C.

5.3 Product Label.  The Parties agree that DERMA and its Affiliates and Designees, if any, shall include QMT’s name and/or logo, relevant QMT Marks and patent numbers on all Product packaging, promotional materials and other materials (in written or electronic form) related to the Product in the Territory in accordance with in Exhibit C.

 ***** This material has been omitted pusrsuant to a request for a confidential treatment and filed separately with the Securities and Exchange Commission.

6. Supply.

6.1 Suppliers.  It is essential to the use of the QMT Intellectual Property as well as to maintaining the underlying QMT Marks associated therewith owned by QMT that the quality of the Materials meet the quality standards of QMT and that the suppliers of the necessary Materials agree to maintain the secrecy of the Materials, including without limitation the Composition and Process, including to the extent that such suppliers can reverse engineer or determine all or any part of the Materials through the supply of such Materials.  Therefore, subject to the terms and conditions hereof, DERMA shall only purchase Materials from a Supplier approved by QMT.  DERMA shall provide the name of a supplier to QMT, and QMT may disapprove of such Supplier, provided that QMT shall not act unreasonably in such disapproval.  Any manufacturer of the Product using the QMT Intellectual Property shall sign a confidentiality and non-competition agreement in a form acceptable to QMT before commencing manufacturing.

6.2 No Implied License.  Notwithstanding the foregoing, no express or implied license to any QMT Intellectual Property is granted to any such Third Party in connection with the manufacture, transfer or sale of the Materials; provided however that DERMA’s use of the Materials shall be covered by the licenses under QMT Intellectual Property granted above so long as DERMA has complied with the terms of this Agreement.

6.3 Inspection.  QMT shall upon its request be entitled to review any and all purchase orders and shipping documents to confirm the use of the Materials in accordance with the QMT Intellectual Property.  DERMA shall be solely responsible for all matters and all obligations between DERMA and the supplier.

7. Research and Development Data and Regulatory Filings.

7.1 Product Data.  DERMA shall be responsible for the development of all data and other information relating to the Products and Product sales, including without limitation all stability and safety data (collectively the “Product Data”) necessary to support sales of Products in the Field in the Territory.

7.2 Copies of Product Data.  Upon the reasonable written request of QMT, DERMA will provide to QMT copies of all Product Data that DERMA would reasonably provide publicly to the market or to customers or potential customers during DERMA’s marketing of Products.  For purposes of this Section 7.2, any Confidential Information of DERMA or a Third Party may be redacted from such Product Data prior to delivery to QMT.

7.3 Regulatory Approvals.  Unless otherwise agreed by the Parties, any and all Regulatory Approvals obtained and regulatory filings made and licenses, registrations, certificates and government approvals (“Regulatory Filings”) obtained by DERMA during the Term related to the Products in the Field in the Territory, will be in the name of and owned by DERMA.

7.4 Access to Regulatory Filings.  QMT, its Affiliates, and its respective sublicensees shall have access in a timely manner to all data contained or referenced in such submissions or applications for Regulatory Approvals by DERMA, including all reports, correspondence and conversation logs, in each case as may be reasonably necessary to enable QMT to develop, manufacture and Commercialize products outside the Field in the Territory or Products in the Field and outside the Territory.  DERMA shall provide appropriate notification of such right of QMT to the Regulatory Authorities.  QMT, its Affiliates, and their respective sublicensees shall have the right to cross-reference and make any other use of the other DERMA’s Regulatory Filings for the Product, including access to all data contained or referenced in such Regulatory Filings.

7.5 Adverse Events.  DERMA shall comply with all applicable laws with respect to reporting any adverse medical event with respect to any Product and shall notify QMT of any such event within 24 hours of its occurrence along with the results of any follow up investigation.

 ***** This material has been omitted pusrsuant to a request for a confidential treatment and filed separately with the Securities and Exchange Commission.

8. Representations and Warranties; Disclaimer; Limitation of Liability.

8.1 Representations and Warranties of DERMA.  DERMA covenants, represents and warrants to QMT as follows:

(a) DERMA is a corporation duly organized, validly existing and in good standing under the laws of Pennsylvania.  DERMA has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted.  DERMA has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement, and to carry out and perform its obligations under the terms of this Agreement;

(b) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate DERMA corporate action.  The performance by DERMA of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party; and

(c) Neither DERMA nor its Affiliates is prohibited by any law, rule or regulation or by any order, directive or policy of any Regulatory Authority from manufacturing or selling any of the Products.

8.2 Representations and Warranties of QMT.  QMT represents and warrants to DERMA as follows:

(a) QMT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  QMT has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted.  QMT has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement, and to carry out and perform its obligations under the terms of this Agreement; and

(b) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate QMT corporate action.  The performance by QMT of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party.

8.3 Disclaimer of Warranty.  Except as otherwise expressly provided in this agreement, QMT makes no representations and extends no warranty of any kind, either express or implied, with respect to the QMT Intellectual Property, including without limitation warranties of the validity or enforceability of the patent rights, merchantability, fitness for a particular purpose and non-infringement of any Third Party patents or proprietary rights.  All Uniform Commercial Code warranties are expressly disclaimed by QMT.

8.4 Limitation of Liability.  Except with respect to liability arising from breach of Section 10 and liability arising under Section 9 herein, it is agreed by the Parties that neither Party shall be liable to the other Party for any special, consequential, indirect, exemplary or incidental damages (including lost or anticipated revenues or profits relating to the same), arising from any claim relating to this Agreement, whether such claim is based on contract, tort (including negligence) or otherwise, even if an authorized representative of such Party is advised of the possibility or likelihood of same.

8.5 Modification to QMT Intellectual Property.  DERMA shall not modify, change or vary from the QMT Intellectual Property as it is applied to the Products.  If DERMA seeks to change or modify the QMT Intellectual Property used in any Product, it shall notify QMT sixty (60) days prior to making such change whereupon, so long as DERMA is in compliance with this Agreement, the parties shall reasonably cooperate to adjust the formulation of the QMT Intellectual Property as necessary to meet the Product requirements of DERMA.  Any such reformulation shall constitute an Improvement and shall be owned exclusively by QMT and shall be licensed to DERMA under the terms of this Agreement.

9. Indemnification and Insurance.

9.1 Indemnification by DERMA.  DERMA shall indemnify, defend and hold harmless QMT and its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (the “Indemnitees”) against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees in connection with any claim, demand, suit, action or judgment arising out of any theory of product liability (including without limitation actions in the form of tort, warranty or strict liability) or based on, or caused by (i) any act or omission of DERMA, its Affiliates or Designees with respect to the development, manufacture, use sale, offer for sale, importation or exportation of any Product except to the extent that such liability, damage, loss or expense is directly attributable to the negligence or misconduct of QMT or its Affiliates or (ii) the breach of this Agreement by DERMA.

9.2 Notice and Cooperation.  Any Indemnitee seeking indemnification under Section 9.1 shall provide DERMA with prompt written notice of any claim, demand, suit, action or judgment for which indemnification is sought under this Agreement.  An Indemnitee’s failure to deliver written notice to DERMA within a reasonable time after the commencement of any such action, to the extent prejudicial to the DERMA’s ability to defend such action, shall relieve DERMA of liability to the Indemnitee under this Section 9.  DERMA agrees, at its own expense, to provide attorneys reasonably acceptable to the Indemnitees to defend against any such claim.  The Indemnitees shall cooperate fully with DERMA in such defense and will permit DERMA to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel at the expense of DERMA, if representation of such Indemnitee by the counsel retained by DERMA would be inappropriate because of actual or potential conflicts in the interests of such Indemnitee and any other party represented by the counsel retained by the DERMA.  DERMA agrees to keep the Indemnitees informed of the progress in the defense and disposition of such claim and to consult with the Indemnitees with regard to any proposed settlement.  The indemnification under this Section 9 shall not apply to amounts paid in settlement of any liability, claim, lawsuit, loss, demand, damage, cost or expense if such settlement is effected without the consent of DERMA.

 ***** This material has been omitted pusrsuant to a request for a confidential treatment and filed separately with the Securities and Exchange Commission.

9.3 Indemnification by QMT.  QMT shall indemnify, defend and hold harmless DERMA and its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (the “Indemnitees”) against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees in connection with any claim, demand, suit, action or judgment arising out any breach of this Agreement by QMT.

9.4  Notice and Cooperation.  Any Indemnitee seeking indemnification under Section 9.3 shall provide QMT with prompt written notice of any claim, demand, suit, action or judgment for which indemnification is sought under this Agreement.  An Indemnitee’s failure to deliver written notice to QMT within a reasonable time after the commencement of any such action, to the extent prejudicial to QMT’s ability to defend such action, shall relieve QMT of liability to the Indemnitee under this Section 9.  QMT agrees, at its own expense, to provide attorneys reasonably acceptable to the Indemnitees to defend against any such claim.  The Indemnitees shall cooperate fully with QMT in such defense and will permit QMT to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel at the expense of QMT, if representation of such Indemnitee by the counsel retained by QMT would be inappropriate because of actual or potential conflicts in the interests of such Indemnitee and any other party represented by the counsel retained by the QMT.  QMT agrees to keep the Indemnitees informed of the progress in the defense and disposition of such claim and to consult with the Indemnitees with regard to any proposed settlement.  The indemnification under this Section 9 shall not apply to amounts paid in settlement of any liability, claim, lawsuit, loss, demand, damage, cost or expense if such settlement is effected without the consent of QMT.

9.5 Insurance.  DERMA shall obtain and carry in full force and effect product liability insurance in amounts that are reasonable and customary in the pharmaceutical industry for similar products, but in no event shall such insurance be less than ***** per occurrence and ***** in the aggregate with a minimum of ***** in umbrella coverage.  Within thirty days of the start of each Contract Year, DERMA shall provide QMT with a certificate evidencing the insurance coverage required herein and all subsequent renewals thereof.  The insurance coverage required herein does not constitute a limitation on DERMA’s obligation to indemnify QMT under this Agreement.

10. Confidentiality.

10.1 Confidential Information.  As used in this Agreement, the term “Confidential Information” shall mean all scientific, technical, trade or business information of either Party (the “Disclosing Party”) disclosed to the other Party (the “Recipient”), whether or not in writing, and regardless of whether it is marked as confidential, including any portion of analyses, compilations, forecasts, studies or other documents prepared by Recipient which contains such information.  By way of illustration, but not limitation, Confidential Information may include inventions, Know-how, processes, methods, techniques, assays, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists and contacts at or knowledge of customers or prospective customers of the Disclosing Party.

10.2 Disclosure of Confidential Information.  Except as expressly permitted in this Section 10, during the Term of this Agreement and for a period of five (5) years thereafter, the Recipient shall hold in confidence and shall not directly or indirectly disclose, communicate or in any way divulge to any person any Confidential Information, without the prior written consent of the Disclosing Party.  The Recipient shall use such Confidential Information solely for the purposes of this Agreement.  The Recipient shall not provide or grant access to the Confidential Information to any Third Party, except the Recipient may disclose Confidential Information received by it under this Agreement only to those of its directors, officers, employees, agents and consultants, and the directors, officers, employees, agents and consultants of its Affiliates and Designees who have a need to know such Confidential Information in the course of the performance of their duties and who are bound by a written agreement to protect the confidentiality of such Confidential Information.

10.3 Limitation on Obligations.  The obligations of the Recipient specified in Section 10.2 above shall not apply to any Confidential Information to the extent the Recipient can demonstrate, by clear and convincing evidence, that such Confidential Information:

(a) was in the public domain prior to the time of its disclosure under this Agreement;

(b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Recipient;

(c) is or was disclosed to the Recipient at any time, whether prior to or after the time of its disclosure under this Agreement, on a non-confidential basis by a Third Party, provided that such Third Party is not, to the Recipient’s knowledge, bound by an obligation of confidentiality to the Disclosing Party with respect to such Confidential Party;

(d) is independently developed by the Recipient without reference to the Confidential Information of the Disclosing Party; or

(e) is required to be disclosed by the Recipient to comply with applicable laws or to comply with governmental regulations; provided, that the Recipient provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

 ***** This material has been omitted pusrsuant to a request for a confidential treatment and filed separately with the Securities and Exchange Commission.

10.4 Equitable Relief.  The Recipient agrees that any breach of this Section 10 may cause the Disclosing Party substantial and irreparable damages and, therefore, in the event of any such breach, in addition to other remedies that may be available, the Disclosing Party shall have the right to seek specific performance and other injunctive and equitable relief.

10.5 Ownership of Confidential Information.  The Recipient agrees that the Disclosing Party (or any Third Party entrusting its own confidential information to the Disclosing Party) is and shall remain the exclusive owner of the Confidential Information disclosed to the Recipient and all patent, copyright, trademark, trade secret, and other intellectual property rights in such Confidential Information or arising therefrom.  Except as expressly set forth in this Agreement, no option, license, or conveyance of such rights to the Recipient is granted or implied under this Agreement.

11. Term and Termination.

11.1 Term.  Unless terminated sooner as provided in this Section 11, this Agreement shall extend from the Effective Date until, with respect to each country in the Territory, the expiration of the last to expire of the Patent Rights in that country (the “Term”).

11.2 Material Breach by DERMA.  Except as set forth in Section 11.3 below, the failure by DERMA to comply with any of its material obligations contained in this Agreement, shall entitle the QMT to give to DERMA written notice specifying the nature of the default and requiring it to cure such default.  If such default is not cured within thirty (30) days after the receipt of such notice, then QMT shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity, to terminate this Agreement effective upon written notice to DERMA. QMT shall have the right to terminate this Agreement immediately if DERMA transfers or assigns its rights in a manner contrary to the terms of this Agreement or in derogation of the QMT Intellectual Property.   The right of QMT to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

11.3 DERMA’s Failure to Meet Minimum Sales Requirement.  If DERMA fails to achieve at least ***** in Net Sales of Products in any calendar year (the “Minimum Sales Requirement”), then QMT shall have the right upon sixty (60) days’ notice to DERMA to terminate this Agreement or convert the license in the Territory to a non-exclusive license, provided, however, QMT shall not have such right (i) if DERMA, before the end of the 60 day notice period, at its sole option, pays to QMT the difference between the actual Royalties due based on Net Sales and the Royalties that would have been payable had the Minimum Sales Requirement been met (ii) Net Sales for such calendar year have been materially adversely affected by a change in the coding, allowance, or reimbursement rate for any one or more of the Products  (iii) sales of the Products have been materially adversely affected by a Force Majeure as defined in Section 13.9 (iv) sales of the Products have been materially adversely affected by sales of infringing products in the United States. Anything herein contained to the contrary notwithstanding, the remedies set forth in the immediately preceding sentence shall be the sole remedies available to QMT by reason of the failure of DERMA to meet the Minimum Sales Requirement.  The right of QMT to terminate this Agreement or convert the license in the Territory to non-exclusive, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.  For the purposes of this Section 11.3, “Net Sales of Products” shall include only royalty-bearing sales.

11.4 Material Breach by QMT.  The failure by QMT to comply with any of its material obligations contained in this Agreement shall entitle DERMA to give to QMT written notice specifying the nature of the default and requiring it to cure such default.  If such default is not cured within thirty (30) days after the receipt of such notice, DERMA shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity, to terminate this Agreement effective upon written notice to QMT.  The right of DERMA to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

11.5 Bankruptcy.  Either Party may terminate this Agreement immediately by providing written notice if the other Party: (a) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its assets, (b) becomes unable, or admits in writing its inability, to pay its debts generally as they mature, (c) makes a general assignment for the benefit of its creditors, (d) is dissolved or liquidated in full or in substantial part, (e) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to such relief or to the appointment of or taking possession of its property by any official in such an involuntary case or such other proceeding commenced against it, (f) takes any action for the purpose of effecting any of the foregoing, and (g) becomes the subject of an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect that is not dismissed within ninety (90) days of commencement. Notwithstanding the above, the parties acknowledge that this is a license of “intellectual property” within the meaning of Section 365(n) of the United States Bankruptcy Code and that DERMA is  fully entitled to the protection afforded to a licensee thereunder.

11.6 Termination By Derma. DERMA shall have the right to terminate this Agreement for any reason by giving sixty days’ written notice of termination to QMT.

 ***** This material has been omitted pusrsuant to a request for a confidential treatment and filed separately with the Securities and Exchange Commission.

11.7 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to Sections 11.2, 11.3, or 11.6, then (a) all licenses and rights granted to DERMA hereunder (except as set forth in Section 11.7(d) below) shall terminate and DERMA shall immediately cease to develop, manufacture, use and sell Products, and (b) DERMA shall be obligated to pay QMT any accrued actual Royalty payments.  Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to Section 11.2, 11.3, 11.5 or 11.6, DERMA shall be permitted to sell-off any and all inventory of Products existing at the date termination, provided that such sales occur within nine (9) months after such termination, and provided further that DERMA remains obligated to pay actual Royalties and report to QMT on the sale of any such Products (the “Sell-Off Period”).  Any remaining inventory of Products after such Sell-Off Period shall be destroyed by DERMA at its sole expense.

(b) Without limiting any other legal or equitable remedies that QMT may have, if QMT terminates this Agreement in accordance with Section 11.2 or 11.3, or DERMA terminates this Agreement in accordance with Section 11.6, then, at the request of QMT, DERMA shall, as soon as reasonably possible and to the extent that it has the right to do so or is permitted by applicable law or the applicable Regulatory Authority, transfer to QMT or QMT’s designee possession and ownership of (i) all governmental or regulatory correspondence, conversation logs, filings and approvals (including all Regulatory Approvals) relating exclusively to DERMA’s development or Commercialization of the Product in the Field in the Territory, and (ii) copies of all data, reports, records and materials in DERMA’s possession or control relating exclusively to DERMA’s development or Commercialization of Products in the Field in the Territory, including all non-clinical and clinical data relating to the Product in the Field in the Territory, (iii), all agreements pertaining to CRO, clinical trials and supply of material required to continue development of the Product.  DERMA shall execute all documents and take all such further actions as may be reasonably requested by QMT in order to give effect to the foregoing subsections (i), (ii) and (iii) herein.

(c) Any expiration or termination of this Agreement shall not relieve DERMA from any obligation that accrued prior to such expiration or termination.  Any obligation under any provision of this Agreement which is intended to survive expiration or termination of this Agreement, including without limitation, Sections 1, 7.4, 8, 9, 10, 11.8, 12, and 14 shall survive.

(d) Upon expiration or termination of this Agreement, QMT shall grant and hereby grants to DERMA a non-exclusive, royalty-free, fully paid up, worldwide right and license to use any DERMA Inventions relating solely to improvements to DERMA’s products to the extent that such improvements relate solely to the manufacture and use of DERMA’s products, and which are not covered by, derived from, manufactured using or incorporating, or otherwise using or containing the QMT Intellectual Property.

11.8 Challenge to Patent Rights. QMT may terminate this Agreement with immediate effect by giving written notice to DERMA if DERMA directly or indirectly challenges the validity, enforceability, or ownership of any of the Patent Rights whether or not by legal proceeding, or assists any other person in such a challenge.

11.9 Invalidity of Patent Rights. Upon determination by a court or agency of competent jurisdiction that all of the material claims that read on the Products in the following Patents are invalid: U.S. Patent Nos. 7,045,673, 7,709,694, and 8,092,854, then at the option of DERMA this Agreement shall terminate and all obligations of the parties (including without limitation and obligation of DERMA to pay Royalties) shall cease except to the extent they are intended to survive the termination of this Agreement.

  ***** This material has been omitted pusrsuant to a request for a confidential treatment and filed separately with the Securities and Exchange Commission.

12. Intellectual Property Rights.

12.1 Ownership of Intellectual Property.  Except as set forth in Section 12.2(c) below, QMT shall own all right, title and interest in the copyright, patent, trademark, trade secret or other intellectual property rights in the Patent Rights and Know-how, including without limitation any derivatives, variations, and/or Improvements thereto.

12.2 Ownership of Inventions.  Inventorship shall be determined in accordance with United States patent law at the time the inventor made the invention.  Each Party shall ensure that its employees, consultants, agents, and representatives are contractually required to assign to such Party all rights, title, and interest to any inventions, to maintain all Confidential Information, and to promptly disclose to such Party all such inventions.

(a) QMT Inventions.  QMT will have and retains sole and exclusive title to all inventions, developments, Improvements, discoveries and Know-how relating to the QMT Intellectual Property which are made, conceived or reduced to practice solely by QMT, its Affiliates, employees, consultants, agents or other Persons acting under its authority in the course of or as a result of this Agreement or in the course of any activities inside and outside the Field and Territory.

(b) DERMA Non-Severable Improvements.  In the event any invention, development, Improvement, discovery, or Know-how that necessarily uses or incorporates the QMT Intellectual Property is made, conceived or reduced to practice by DERMA, its Affiliates, employees, consultants, agents or other persons acting under its authority in the course of, in connection with or as a result of this Agreement, either solely or jointly with QMT, an Affiliate or a Third Party (each a “DERMA Non-Severable Improvement”), such DERMA Non-Severable Improvement shall be promptly disclosed by DERMA to QMT in writing.  All DERMA Non-Severable Improvements shall be owned by QMT and any Patent Rights under any DERMA Non-Severable Improvements shall be owned by QMT.  DERMA hereby assigns and agrees to assign all right, title, and interest to such DERMA Non-Severable Improvements to QMT, shall execute any documents reasonably necessary to fulfill the purposes of this Section 12.2(b), and hereby appoints QMT as its attorney to execute and deliver any such documents on its behalf in the event the DERMA should fail or refuse to do so within a reasonable period following QMT’s request. Any such DERMA Non-Severable Improvement shall be subject to the license granted to DERMA under this Agreement.

(c) DERMA Severable Improvements.   For any Severable Improvements made, conceived or reduced to practice by DERMA, its Affiliates, employees, consultants, agents or other persons acting under its authority in the course of, in connection with or as a result of this Agreement (each a “DERMA Severable Improvement”), DERMA shall own all right, title and interest in the DERMA Severable Improvements. DERMA hereby grants QMT a first option to negotiate an exclusive, royalty-bearing license to DERMA’s rights in any DERMA Severable Improvement, which option must be exercised within ninety (90) days of QMT’s receipt of DERMA’s disclosure of such DERMA Severable Improvement.

12.3 Prosecution of Patent Rights.  QMT, by counsel it selects, shall have the right, but not the obligation, to prepare, file, prosecute and maintain the Patent Rights in QMT’s name and in countries designated by QMT at the sole discretion of QMT.  QMT shall bear all the costs and expenses associated with the filing, prosecution and maintenance of such Patent Rights.

12.4 Third Party Infringement.  Each Party shall promptly notify the other Party in writing of any alleged infringement of the Patent Rights and of any available evidence thereof.

(a) QMT shall have the first right, but not the obligation, under its own control and at its own expense, to prosecute any Third Party infringement of the Patent Rights and/or to defend the Patent Rights in any declaratory judgment action brought by a Third Party which alleges invalidity, unenforceability or non-infringement of the Patent Rights.  QMT may enter into any settlement, consent judgment or other voluntary final disposition of any infringement or declaratory judgment action hereunder without the prior written consent of DERMA.  Any recovery or damages derived from any such action shall be retained by QMT.

(b) In the event QMT institutes a court proceeding relating to the infringement of the Patent Rights under Section 12.4(a), DERMA shall have the right to intervene in such proceeding and QMT shall not oppose such intervention, provided that (i) DERMA notifies the court and QMT of its intention to intervene within 180 days of the commencement of such proceeding, and (ii) DERMA shares equally with QMT the total costs incurred by QMT (including without limitation attorney and expert fees) of conducting such proceeding.  QMT shall retain control of the conduct and settlement of any such proceeding; provided, however, that no settlement, consent judgment or other voluntary final disposition of such action may be entered into without the prior written consent of DERMA, which consent shall not be unreasonably withheld or delayed.  Any recovery of damages for any such proceeding (or settlement thereof) shall be applied first in satisfaction of any out-of-pocket expenses incurred by the Parties relating to the proceeding (including without limitation attorney and expert fees) and the balance shall be equally divided between the Parties.

(c) In the event that QMT declines to commence legal action to defend against a declaratory action alleging invalidity of the Patent Rights or to prosecute infringements of the Patent Rights, QMT shall notify DERMA of its decision promptly in writing.  Thereafter, DERMA shall have the right, but shall not be obligated, to commence legal action at its own expense to defend or prosecute such infringements relating to the Patent Rights.  No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of QMT, which consent shall not be unreasonably withheld or delayed.  The total cost of any action commenced solely by DERMA shall be borne by DERMA, and DERMA shall retain any recovery or damages derived therefrom.

 ***** This material has been omitted pusrsuant to a request for a confidential treatment and filed separately with the Securities and Exchange Commission.

12.5 Infringement Allegations.  In the event that a Third Party asserts or alleges that a Product manufactured or sold by DERMA or its Affiliates infringes a patent or other proprietary right of such Third Party, QMT shall assume the defense of such claim and shall indemnify DERMA for all reasonable expenses and/or damages incurred by it as a result of such claim.  DERMA may participate in the defense of such claim through counsel of its own choosing and at its sole expense.  In the event that DERMA receives notice of such assertion or allegation, DERMA shall notify QMT of such allegation or assertion.  QMT may enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section 12.5; provided, however, that QMT shall not enter into any settlement, consent judgment or other voluntary final disposition that admits or concedes that an aspect of the Patent Rights is invalid or unenforceable, without the prior written consent of DERMA, which consent shall not be unreasonably withheld or delayed.

In the event that QMT does not assume the defense of any Third Party infringement claim, then DERMA may assume the defense of such claim with counsel of its choosing. If DERMA undertakes the defense of any Third Party infringement by litigation, DERMA may withhold the Royalty payments otherwise thereafter due QMT under Section 3.2 above and apply this withheld amount toward reimbursement of its expenses, including reasonable in-house and outside counsel attorneys’ fees, in conjunction with such litigation. Any recovery of damages by DERMA for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of DERMA relating to the suit, and next toward reimbursement of QMT for any royalties withheld pursuant to this Section 12.5. DERMA shall be entitled to the balance remaining from any recoveries, by way of judgment, award, decree or settlement resulting from such suit.

12.6 Trademarks.  QMT is and shall remain the owner of all right, title and interest to the common law trademark and goodwill associated with the name “Nimbus®,” and any other marks it develops in association with the QMT Intellectual Property (collectively, the “QMT Marks”) and DERMA agrees that it will not at any time assert or claim any interest in, nor register or attempt to register the QMT Marks or any marks confusingly similar thereto.  DERMA shall be responsible for the selection, registration and maintenance of all other trademarks and trade names that it employs in connection with Products (collectively, the “DERMA Marks”).  QMT agrees that it will not at any time assert or claim any interest in, nor register or attempt to register the DERMA Marks or any marks confusingly similar thereto.

13. Rights of First Negotiation and Refusal

13.1 Right of First Negotiation. If QMT at any time desires to sell the ownership of any of the QMT Intellectual Property  to a third party, before doing so it shall engage in good faith negotiations with DERMA for a period of at least sixty (60) days to achieve a definitive agreement with respect to such a sale.

13.2    Right of First Refusal.  If during the Term of this Agreement QMT receives a bona fide offer from an unaffiliated third party to purchase any of the QMT Intellectual Property, QMT shall  give DERMA  notice in writing of the terms and conditions of the offer. DERMA shall have thirty (30) days after receipt of notice to respond to QMT as to whether it desires to purchase the QMT Intellectual Property on the terms and conditions set forth in the offer. If DERMA gives notice that it desires to purchase the QMT Intellectual Property, QMT and DERMA shall cooperate to close the transaction in accordance with the agreed terms and conditions. If DERMA declines to purchase the QMT Intellectual Property or fails to respond during the thirty (30) day period, then QMT shall be permitted to sell the QMT Intellectual Property  to the unaffiliated third party purchaser on the same terms and conditions set forth in the offer; provided that a closing occurs within the ninety (90) day period following the end of the initial thirty (30) day period. If the sale of the QMT Intellectual Property does not close within the ninety (90) day period, the right of first refusal shall apply to any subsequent attempts to sell the QMT Intellectual Property.

14. Miscellaneous.

14.1 Use of Name/Public Statements.  Except to the extent required by applicable law or regulation, each Party agrees that it will not at any time during or following termination of this Agreement use the name of the other Party or any names, insignia, symbols, or logotypes associated with the other Party or any variant or variants thereof or the names of the other Party’s employees orally or in any literature, advertising, or other materials without the prior written consent of Party whose name is to be used, which consent shall not be unreasonably withheld.

 ***** This material has been omitted pusrsuant to a request for a confidential treatment and filed separately with the Securities and Exchange Commission.

14.2 Assignment.  This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may, without such consent, assign this Agreement and any of its right or obligations hereunder to its Affiliates or in connection with the transfer or sale of all or substantially all of the portion of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction; provided, further, that the assigning Party shall deliver written notice of any such permitted assignment to the other Party and  an agreement from the assignee assuming all of the obligations of this Agreement.  Nothing herein shall prohibit DERMA from sublicensing its rights to third parties, provided that each sublicense shall (1) impose obligations on the sublicense that are equivalent to the obligations of DERMA under this Agreement; (2) terminate automatically on the termination of this Agreement.  DERMA shall provide to QMT a true and complete copy of each sublicense within 30 days following the grant of a sublicense.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.  Any attempted assignment not in accordance with this Section 13.2 shall be void.

14.3 Independent Contractors.   QMT and DERMA shall at all times act as independent parties and nothing contained in this Agreement shall be construed or implied to create an agency or partnership.  Neither Party shall have the authority to contract or incur expenses on behalf of the other.

14.4 Notices.  Any notice or communication required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing and shall be deemed to have been sufficiently given or made for all purposes if sent by hand, recognized national overnight courier, confirmed facsimile transmission, or mailed by certified mail, postage prepaid, return receipt requested, addressed to such other Party at its respective address as follows:

If to DERMA:

Derma Sciences, Inc.
214 Carnegie Center
Suite 300
Princeton, New Jersey 08540
Attn: Barry J. Wolfenson
Fax: (609) 514-8554

If to QMT:

Quick-Med Technologies, Inc.
902 NW 4 Street,
Gainesville, Florida 32601
Attn: Nam Nguyen, CFO
Fax: (561) 416-1390

14.5 Severability.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, that provision shall be stricken and the remainder of this Agreement shall continue in full force and effect; provided, however, that the Parties shall renegotiate an acceptable replacement provision so as to accomplish, as nearly as possible, the original intent of the Parties.

14.6 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and applicable U.S. Federal law, without regard to any choice of law principles that would dictate the application of the laws of another jurisdiction. The state and federal courts located in Delaware shall have exclusive jurisdiction over any dispute arising under this Agreement.

14.7 Entirety; Amendment.  This Agreement represents the entire agreement of the Parties and expressly supersedes all previous written and oral communications between the Parties.  No amendment, alteration, or modification of this Agreement or any exhibits attached hereto shall be valid unless executed in writing by authorized signatories of both Parties.

14.8 Waiver.   The failure of any Party hereto to insist upon strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of that or any other provision or right.

            14.9                      Force Majeure. Neither party will be liable to the other party for any breach or failure to perform any of its obligations under this Agreement where such breach or failure is caused by anything beyond that party’s reasonable control, including (without limitation) war, civil commotion, hostility, act of terrorism, strike, lockout, other industrial act, weather phenomena or other act of God, or governmental regulation or direction.

14.10           Prior Agreement. This Agreement shall supersede the Prior Agreement in all respects and the Prior Agreement shall terminate and be of no further force and effect as of the Effective Date except for any provisions that survive termination.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

DERMA SCIENCES, INC.

By:  /s/ Edward J Quilty
Edward J. Quilty
President and Chief Executive Officer

QUICK-MED TECHNOLOGIES, INC.

By:   /s/ J Ladd Greeno
J. Ladd Greeno
                               Chief Executive Officer

 ***** This material has been omitted pusrsuant to a request for a confidential treatment and filed separately with the Securities and Exchange Commission.

EXHIBIT A

Patent Rights

U.S. Patents

Intrinsically Bactericidal Absorbent Dressing and Method of Fabrication

U.S. 7,045,673 (May 16, 2006)

Materials with Covalently Bonded, Nonleachable Polymeric Antimicrobial Surfaces

U.S. 7,708,694 (May 4, 2010)

Method of Attaching an Antimicrobial Cationic Electrolyte to the Surface of a Substrate

U.S. 7,790,217 (September 7, 2010)

U.S. 8,092,854 (January 10, 2012)

International Patents

Intrinsically Bactericidal Absorbent Dressing and Method of Fabrication

Australia 773,532 (September 9, 2004)

Canada 2,353,436 (January 8, 2008)

China ZL 99814229.8 (January 12, 2005)

Korea 100689020 (February 23, 2007)

Mexico 248078 (August 15, 2007)

Russia 004160 (February 26, 2004)

Method of Attaching an Antimicrobial Cationic Polyelectrolyte to the Surface of a Substrate

Mexico 297242 (March 20, 2012)

Antimicrobial Cationic Electrolyte Coating

South Africa 2008/01601 (May 27, 2009)

Antimicrobial Cationic Polyelectrolyte Coatings

Australia 2006283043 (June 16, 2011)

Pending U.S. Patent Applications

Antimicrobial Bandage Material Comprising Superabsorbent and Non-Superabsorbent Layers US 2010-0211035 (May 3, 2010)

Polyelectrolyte Complex for Imparting Antimicrobial Properties to a Substrate US 2010-0291169 (July 2, 2010)

Pending International Patent Applications

Intrinsically Bactericidal Absorbent Dressing and Method of Fabrication

Europe 1156766

Method of Attaching an Antimicrobial Cationic Polyelectrolyte to the Surface of a Substrate

Brazil PI0617099-4

Antimicrobial Cationic Polyelectrolyte Coating

Canada 2620203

China 101291743

Method of Attaching an Antimicrobial Cationic Polyelectrolyte to the Surface of a Substrate

Europe 1937418

Japan 2008-528126

Polyelectrolyte Complex for Imparting Antimicrobial Properties to a Substrate

Australia 2009270715

Brazil P10911004-6

Canada 2731072

China 200980132939.0

Europe 2 320 958

  ***** This material has been omitted pusrsuant to a request for a confidential treatment and filed separately with the Securities and Exchange Commission.

EXHIBIT B

Materials

Polydiallyldimethyl ammonium chloride.

Poly Acrylic Acid Sodium Salt

 ***** This material has been omitted pusrsuant to a request for a confidential treatment and filed separately with the Securities and Exchange Commission.

EXHIBIT C

QMT Trademark Standards

The Marks and Trademarks of Quick-Med Technologies, Inc. (“Licensor”) include without limitation: “Quick-Med Technologies” “QMT”, “Quick-Med”, “NIMBUS”, and accompanying logos and trade dress, including the QMT Cross Official Logo, which is subject to modification by Licensor from time to time.  The foregoing and attached are either registered trademarks or trademarks of Quick- Med Technologies, Inc., in the United States and worldwide.  All rights are reserved.

•
All use and appearance of Marks and accompanying logos and trade dress shall be in accordance with the following four examples. Any other use shall require the prior written consent of Licensor.  The color used in the Licensor’s Marks, including the Official Logo, is as follows:

First Column = Burgundy
Second Column = Black
Third Column = White

L:           36           0           100
A:           54           0           0
B:           1           0           0

C:           32           75           0
M:           100           68           0
Y:           46           67           0
K:           14           90           0

H:           333           0           0
S:           82           0           0
B:           62           0           100

R:           158           0           255
G:           29           0           255
B:           86           0           255

•	The use of a single or multiple colors will be based on the limitations of the type of print materials and process used.

 ***** This material has been omitted pusrsuant to a request for a confidential treatment and filed separately with the Securities and Exchange Commission.